EXHIBIT 99.1

                This Exhibit is deemed furnished and not filed.

                                 [COMPANY LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:   JOSEPH T. SCHEPERS
           VICE PRESIDENT, CORPORATE COMMUNICATIONS
           (770) 419-3355


      CRYOLIFE REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

      o BioGlue(R) sales increased 29% to $35.7 million for full year 2004 compared to 2003.
      o Continued strong growth in orthopaedic tissue processing revenues.
               o Reaffirms revenue growth of at least 17% in 2005.

ATLANTA (FEBRUARY 22, 2005) - CRYOLIFE, INC. (NYSE: CRY), a biomaterials and biosurgical device company, reported financial results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter of 2004 increased 24% to $15.9 million compared to $12.8 million in the fourth quarter of 2003. The net loss for the fourth quarter of 2004 was $2.4 million compared to $7.2 million in the fourth quarter of 2003. The net loss in the fourth quarter of 2004 includes the benefit of a $1.3 million tax refund that the Company expects to receive in 2005. On a fully diluted basis, the net loss per common share for the fourth quarter of 2004 was $0.10 compared to a loss of $0.37 in the same period of 2003.

Revenues for the year ended December 31, 2004, increased 5% to $62.4 million compared to $59.5 million in 2003. The net loss for the year ended December 31, 2004, was $18.7 million compared to a net loss of $32.3 million in 2003. On a fully diluted basis, net loss per common share for the full year 2004 was $0.81 compared to $1.64 in the same period of 2003.

In the fourth quarter of 2004, BioGlue(R) Surgical Adhesive sales increased 19% to $9.2 million compared to $7.8 million in the fourth quarter of 2003. "BioGlue sales accounted for 57% of corporate revenues in 2004. This success is due to the excellent performance of BioGlue, which is used to effectively control bleeding with sutures and staples in certain surgical procedures, and the successful launch of the BioGlue syringe delivery device," said Steven G. Anderson, President and CEO of CryoLife, Inc.

Tissue processing revenues, which include cardiac, vascular, and orthopaedic tissue, increased 31% to $6.4 million in the fourth quarter of 2004 compared to $4.9 million in the fourth quarter of 2003. Tissue processing revenues for the full year 2004 were $25.7 million compared to $30.8 million for the same period in 2003.

                                     -more-

Cardiac tissue processing revenues were $2.8 million in the fourth quarter of 2004 compared to $2.8 million in the fourth quarter of 2003, and $12.5 million for the full year 2004 compared to $17.1 million for the full year 2003.

Vascular tissue processing revenues were $2.5 million in the fourth quarter of 2004 compared to $2.0 million in the fourth quarter of 2003, and $10.3 million for the full year 2004 compared to $12.7 million for the full year 2003.

Orthopaedic tissue processing revenues were $1.2 million in the fourth quarter of 2004 compared to $166,000 in the fourth quarter of 2003, and $2.9 million for the full year 2004 compared to $1.1 million for full year 2003.

"Orthopaedic tissue processing revenues increased in each quarter of 2004, and we project orthopaedic revenues in 2005 to be $6.0 to $8.0 million. We also expect surgeons to begin implanting our Clearant-processed orthopaedic tissue and cryopreserved osteoarticular allografts (OA) in the first quarter of 2005," stated Anderson. The Clearant process is a patented technology based on gamma irradiation and a radio protectant that is designed to inactivate microorganisms, including pathogens, while maintaining tissue integrity. CryoLife believes that its cryopreserved OA femoral condyle allografts, which are used for articular resurfacing of the knee, will be the first to be transplanted in patients.

The combined tissue processing and product gross margin in the fourth quarter of 2004 increased to 49% from 43% in the third quarter of 2004. The Company expects further improvement in its gross margin in 2005. In the fourth quarter of 2004, general, administrative, and marketing expenses were $10.7 million compared to $7.9 million in the fourth quarter of 2003.

For the first quarter of 2005, the Company expects general, administrative and marketing expenses to be $10.5 to $11.5 million and $42.0 to $45.0 million for the full year 2005. The Company expects research and development expenses to be approximately $1.0 million in the first quarter of 2005 and approximately $4.0 to $5.0 million for the full year 2005.

The Company reaffirms its previously announced guidance that it expects tissue processing and product revenues to increase at least 17% to $73.0 to $80.0 million in 2005. The Company expects BioGlue revenues to be $40.0 to $42.0 million, tissue processing revenues to be $32.0 to $37.0 million in 2005, and bioprosthetic, cardiovascular, and vascular device revenues to be approximately $1.0 million.

In the first quarter of 2005, BioGlue revenues are expected to be $9.4 to $10.2 million and tissue processing revenues are expected to be $7.0 to $8.0 million. Total tissue processing and product revenues for the first quarter of 2005 are expected to be $16.4 to $18.2 million.

The Company recently strengthened its financial position after it received a $15.0 million credit line from Wells Fargo Foothill, part of Wells Fargo and Company. As of December 31, 2004, the Company had approximately $9.2 million in cash, cash equivalents, and marketable securities.

The Company recently settled two product liability cases, reducing the number of product liability cases pending against the Company to eight, of which three are covered by insurance.


                                     -more-

Fourth quarter and year end 2004 financial results will be released on Tuesday, February 22, 2005. The Company will hold a teleconference call and live web cast at 11:15 a.m. Eastern Standard Time, on February 22, 2005, to discuss fourth quarter and year end 2004 results, followed by a question and answer session hosted by Steven G. Anderson, President and Chief Executive Officer.

To listen to the live teleconference, please dial 973-409-9258 a few minutes prior to 11:15 a.m. No identification number is required. A replay of the teleconference will be available February 22 through February 28, and can be accessed by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the replay is 5686664.

The live web cast can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com.

ABOUT CRYOLIFE
Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels, CE marked in the European Community, approved in Canada for use in soft tissue repair, and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's 2005 revenues and expenses may not meet its expectations, that the Company's 2005 BioGlue revenues may not meet its expectations, that the demand for CryoLife preserved tissues may not return to prior levels, that the orthopaedic business will not grow as expected in 2005, that processed osteoarticular femoral condyle allografts may not be available when expected and may not be accepted by the marketplace, that the gross margins in the tissue processing business may not improve, that the Company's general administrative and marketing expenses may not meet expectations due to higher than expected costs of resolving existing and future litigation, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that FDA regulation of the Company's CryoValve SG and CryoVein SG may require significant time and expense, that the protein hydrogel products under development, such as BioFoam, BioDisc and the bioresorbable stent, may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2003, its registration statement on Form S-3(Reg. No. 333-121406) filed on December17, 2004, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

                                 CRYOLIFE, INC.
                              Financial Highlights
                        (In thousands, except share data)


                                                            Three Months Ended                  Year Ended
                                                               December 31,                    December 31,
                                                       ---------------------------      ---------------------------
                                                           2004           2003              2004           2003
                                                       -----------     -----------      -----------     -----------
                                                       (Unaudited)     (Unaudited)      (Unaudited)      (Audited)

Revenues:
   Products                                            $     9,424     $     7,901      $    36,637     $    28,263
   Human tissue preservation services                        6,442           4,935           25,676          30,777
   Distribution and grant                                       --             (34)              71             492
                                                       -----------     ------------     -----------     -----------
       Total revenues                                       15,866          12,802           62,384          59,532

Costs and expenses:
   Products                                                  1,979           2,077            7,818           7,506
   Human tissue preservation services                        6,037           8,892           29,807          23,976
   General, administrative, and marketing                   10,672           7,924           42,640          53,630
   Research and development                                  1,222             816            3,938           3,644
   Interest expense                                             40              49              196             415
   Interest income                                             (61)            (76)            (262)           (425)
   Other (income) expense, net                                 (14)            (35)              13              12
                                                       ------------    ------------     -----------     -----------
       Total costs and expenses                             19,875          19,647           84,150          88,758

   Loss before income taxes                                 (4,009)         (6,845)         (21,766)        (29,226)
   Income tax (benefit) expense                             (1,646)            399           (3,017)          3,068
                                                       ------------    -----------      ------------    -----------
Net loss                                               $    (2,363)    $    (7,244)     $   (18,749)    $   (32,294)
                                                       ============    ============     ============    ============

Net loss per share:
   Basic                                               $     (0.10)    $     (0.37)     $     (0.81)    $     (1.64)
                                                       ===========     ===========      ===========     ===========
   Diluted                                             $     (0.10)    $     (0.37)     $     (0.81)    $     (1.64)
                                                       ===========     ===========      ===========     ===========

Weighted average shares outstanding:
   Basic                                                    23,386          19,729           23,043          19,684
                                                       ===========     ===========      ===========     ===========
   Diluted                                                  23,386          19,729           23,043          19,684
                                                       ===========     ===========      ===========     ===========

Revenues from:
   BioGlue                                             $     9,226     $     7,757      $    35,745     $    27,784

   Cardiovascular                                            2,767           2,751           12,504          17,059
   Vascular                                                  2,522           2,018           10,293          12,655
   Orthopaedic                                               1,153             166            2,879           1,063
                                                       -----------     -----------      -----------     -----------
       Total cryopreservation                                6,442           4,935           25,676          30,777
                                                       -----------     -----------      -----------     -----------

   Implantable medical devices                                 198             144              892             479
   Distribution and grant                                       --             (34)              71             492
                                                       -----------     ------------     -----------     -----------
       Total revenues                                  $    15,866     $    12,802      $    62,384     $    59,532
                                                       ===========     ===========      ===========     ===========-

International revenues                                 $     2,377     $     2,075      $     9,140     $    7,583
Domestic revenues                                           13,489          10,727           53,244          51,949
                                                       -----------     -----------      -----------     -----------
       Total revenues                                  $    15,866     $    12,802      $    62,384     $    59,532
                                                       ===========     ===========      ===========     ===========

                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)


                                                                         Dec. 31,         Dec. 31,
                                                                           2004             2003
                                                                       -------------    ------------
                                                                        (Unaudited)       (Audited)

Cash and cash equivalents                                              $      9,232     $    11,916
    and marketable securities, at market
Trade receivables, net                                                        8,293           6,377
Other receivables, net                                                        3,957           1,865
Deferred preservation costs, net                                              8,822           8,811
Inventories                                                                   4,767           4,450
Total assets                                                                 73,261          75,027
Shareholders' equity                                                         49,660          48,338





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